Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

APPLIED DIGITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)		Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Series E-1 Redeemable Preferred Stock, par value $0.001 per share	457	(o)	2,500,000	$25.00	$62,500,000	0.00014760	$9,225

Total Offering Amounts						$62,500,000		$9,225
Total Fee Offsets								-
Net Fee Due								$9,225

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, amended (the “Securities Act”). There is no public market for the shares of Series E-1 Redeemable Preferred Stock par value $0.001 per share (the “Serie E-1 Preferred Stock”), being registered hereunder. The proposed maximum aggregate offering price of the Series E-1 Preferred Stock being registered hereunder represents the public offering price of $25.00 per share of Series E-1 Preferred Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.